AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 19, 2004

                                  BY AND AMONG

                              THINKING TOOLS, INC.,

                         GVI SECURITY ACQUISITION CORP.,

                                       and

                               GVI SECURITY, INC.

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.   CERTAIN DEFINITIONS.......................................................1
     1.1      Defined Terms....................................................1
     1.2      References to Dollars............................................6

2.   THE MERGER................................................................6
     2.1      The Merger.......................................................6
     2.2      Consummation of the Merger and Effective Time....................7
     2.3      Conversion or Cancellation of Shares.............................7
     2.4      Merger Consideration.............................................7
     2.5      Certificate of Incorporation and By laws.........................8
     2.6      Directors and Officers...........................................8

3.   THE CLOSING...............................................................8
     3.1      Closing..........................................................8
     3.2      Issuance of Purchaser Shares.....................................8
     3.3      Exchange of Certificates.........................................8

4.   REPRESENTATIONS AND WARRANTIES OF GVI.....................................9
     4.1      Organization and Good Standing...................................9
     4.2      Capitalization of GVI; Title to the GVI Shares...................9
     4.3      Authority Relative to Agreement.................................10
     4.4      Absence of Conflict.............................................10
     4.5      Consents and Approvals; Effect of Change in Control.............10
     4.6      Financial Statements............................................11
     4.7      Title to Property; Sufficiency; Encumbrances....................11
     4.8      Leased Property.................................................12
     4.9      Intellectual Property Rights....................................12
     4.10     Litigation......................................................13
     4.11     Tax Matters.....................................................13
     4.12     Absence of Certain Changes or Events............................13
     4.13     Employee Benefits; Executive Officers; Labor....................15
     4.14     Insurance; Claims...............................................15
     4.15     Contracts and Commitments.......................................15
     4.16     Status of Agreements............................................16
     4.17     Compliance with Law.............................................17
     4.18     Transactions with Related Parties...............................17
     4.19     Bank Accounts...................................................17
     4.20     No Guaranties...................................................17
     4.21     Records.........................................................17
     4.22     No Brokers or Finders...........................................18
     4.23     Investment Representations......................................18
     4.24     Tax Reporting...................................................18
     4.25     Disclosure......................................................18

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5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER SUBSIDIARY.....19
     5.1      Organization and Good Standing..................................19
     5.2      Capitalization of Purchaser.....................................19
     5.3      Authority Relative to Agreement.................................19
     5.4      Absence of Conflict.............................................20
     5.5      No Brokers or Finders...........................................20
     5.6      SEC Documents: Financial Statements.............................20
     5.7      Litigation......................................................21
     5.8      Tax Matters.....................................................21
     5.9      Absence of Certain Changes or Events............................21
     5.10     Employee Benefits; Executive Officers; Labor....................22
     5.11     Contracts and Commitments.......................................23
     5.12     Status of Agreements............................................24
     5.13     Bank Accounts...................................................24
     5.14     No Guaranties...................................................24
     5.15     Records.........................................................24
     5.16     No Brokers or Finders...........................................24
     5.17     Tax Reporting...................................................25
     5.18     Purchaser Subsidiary's Operations...............................25
     5.19     Disclosure......................................................25

6.   CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND PURCHASER SUBSIDIARY......25
     6.1      Legal Opinion...................................................25
     6.2      No Injunction...................................................25
     6.3      Representations, Warranties and Agreements......................25
     6.4      Approvals.......................................................26
     6.5      No Material Adverse Effect......................................26
     6.6      Investment Representations Certificate..........................26
     6.7      Resignations....................................................26
     6.8      Corporate Approval..............................................26
     6.9      Secretary of State Certificates.................................26
     6.10     Secretary's Certificate of GVI..................................26
     6.11     Voting Agreement................................................26

7.   CONDITIONS TO THE OBLIGATIONS OF GVI.....................................26
     7.1      Legal Opinion...................................................26
     7.2      No Injunction...................................................27
     7.3      Representations, Warranties and Agreements......................27
     7.4      Approvals.......................................................27
     7.5      Corporate Approval..............................................27
     7.6      Secretary of State Certificates.................................27
     7.7      Secretary's Certificate.........................................27
     7.8      Indebtedness....................................................27
     7.9      Accrued Fees....................................................27


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8.   FURTHER AGREEMENTS OF THE PARTIES........................................28
     8.1      Expenses........................................................28
     8.2      Access Prior to the Closing.....................................28
     8.3      Publicity.......................................................29
     8.4      Conduct of Business of GVI......................................29
     8.5      Further Assurances..............................................30
     8.6      Amending Schedules..............................................30
     8.7      Consents:  Regulatory Approval..................................30
     8.8      Charter Amendment...............................................30

9.   INDEMNIFICATION AND RELATED MATTERS......................................31
     9.1      Indemnification by Purchaser....................................31
     9.2      Survival........................................................32
     9.3      Time Limitations................................................32
     9.4      Limitation on Liability.........................................32
     9.5      Notice of Claims................................................32
     9.6      Payment of Damages..............................................33
     9.7      Third Party Beneficiaries.......................................33

10.  TERMINATION..............................................................34
     10.1     Termination Procedures..........................................34
     10.2     Effect of Termination...........................................34

11.  MISCELLANEOUS............................................................34
     11.1     Entire Agreement................................................34
     11.2     Governing Law...................................................34
     11.3     Headings........................................................35
     11.4     Notices.........................................................35
     11.5     Binding Effect; Assignment......................................36
     11.6     Counterparts....................................................36
     11.7     Amendment and Waiver............................................36
     11.8     Dispute Resolution..............................................36

EXHIBITS

Exhibit A       Certificate of Merger
Exhibit B       Certificate of Designations of Purchaser Preferred Stock
Exhibit C       Investment Representation Letter
Exhibit D       Registration Rights Agreement
Exhibit E       Europa Promissory Note
Exhibit F       Stock Option Plan
Exhibit G       Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 19, 2004, by and among Thinking Tools, Inc., a Delaware corporation ("Purchaser"), GVI Security Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Purchaser Subsidiary") and GVI Security Inc., a Delaware corporation ("GVI").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the Board of Directors of each of Purchaser, Purchaser Subsidiary and GVI has determined that it is in the best interests of each such company and its respective stockholders for Purchaser Subsidiary to merge with and into GVI upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of each of Purchaser and Purchaser Subsidiary and the stockholder of Purchaser Subsidiary have adopted resolutions approving this Agreement and the transactions contemplated hereby pursuant to
Section 251 of the Delaware General Corporation Law (the "DGCL");

      WHEREAS, the Board of Directors and the stockholders of GVI have adopted resolutions approving this Agreement and the transactions contemplated hereby pursuant to Section 251 of the DGCL; and

      WHEREAS, the Parties hereto intend that the merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.    CERTAIN DEFINITIONS.

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

            "Accounting Fees" shall have the meaning set forth in Section 7.9.

            "Affiliate" of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" shall have the meaning set forth in the recitals.

            "Approvals" shall have the meaning set forth in Section 4.5.

            "Assets" shall have the meaning set forth in Section 4.7(b).

            "Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required to be closed.

            "Certificate of Merger" shall have the meaning set forth in Section 2.2.

            "Charter Amendment" shall have the meaning set forth in Section 8.8.

            "Claims Deadline" shall have the meaning set forth in Section 9.3.

            "Closing" shall have the meaning set forth in Section 3.1.

            "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto. All references to the Code or to the regulations promulgated thereunder in this Agreement shall be deemed to include a reference to any comparable provisions of state, local or foreign income tax law, without prejudice to the construction of references to the Code or to the regulations promulgated thereunder in any other section hereof.

            "Competing Enterprise" shall mean any Person engaged in the same or a competitive business as GVI, Purchaser or any of their Affiliates, as conducted as of the date of this Agreement.

            "Contemplated Transactions" shall mean the merger of Purchaser Subsidiary with and into GVI and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement, including, without limitation, the Transaction Documents.

            "Contract" shall have the meaning set forth in Section 4.15.

            "Damages" shall have the meaning set forth in Section 9.1.

            "Determination Date" shall have the meaning set forth in Section
9.6.

            "DGCL" shall have the meaning set forth in the recitals.

            "Effective Time" shall mean the date and time of consummation of the Merger, as evidenced by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

            "Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Environmental Laws" shall mean any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof; the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.6901 et seq.; the Clean Water Act, 33 U.S.C.ss.ss.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 et seq.; the Clean Air Act, 42 U.S.C.ss.ss.7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f et seq.; the Atomic Energy Act, 42 U.S.C.ss.ss.2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C.ss.ss. 301 et seq.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and publications thereunder.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Fair Market Value" shall mean, with respect to a share of Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted by the NASD over the counter bulletin board, Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of Purchaser, the NASD over-the-counter bulletin board, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of Purchaser, or (c) if, in the reasonable judgment of the Board of Directors of the Purchaser, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of Purchaser.

            "Financial Statements" shall have the meaning set forth in Section 4.6.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Governmental Body" shall mean any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

            "GVI" shall mean GVI Security, Inc., a Delaware corporation.

            "GVI Indemnified Parties" shall have the meaning set forth in
Section 9.1.

            "GVI Intellectual Property" shall have the meaning set forth in
Section 4.9.

            "GVI Options" shall have the meaning set forth in Section 2.3.4.

            "GVI Shares" shall have the meaning set forth in Section 2.3.1.

            "Hazardous Materials" shall mean (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substances exposure to which is regulated by any Governmental Body.

            "Intellectual Property" shall mean any and all United States: (a) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration, patent or application, (b) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (c) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (d) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (e) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (f) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) any right arising under any law providing protection to industrial or other designs, (h) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (i) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

            "Knowledge" shall mean, and an individual will be deemed to have "knowledge" of a particular fact or other matter, if such individual is actually aware of such fact or other matter. For purposes of this Agreement, "to GVI's knowledge" or "to the knowledge of GVI" shall mean the knowledge of Thomas Wade, and "to Purchaser's knowledge" or "to the knowledge of Purchaser" shall mean the knowledge of Moshe Zarmi.

            "Laws" shall have the meaning set forth in Section 4.17(a).

            "Leases" shall have the meaning set forth in Section 4.8

            "Licenses" shall have the meaning set forth in Section 4.17(a).

            "Material Adverse Effect" shall mean a change in (or effect on) the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, would be materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business, or prospects.

            "Merger" shall mean the merger of Purchaser Subsidiary with and into GVI, as contemplated by this Agreement.

            "Merger Consideration" shall have the meaning set forth in Section 2.4.

            "Party" shall mean any of Purchaser, Purchaser Subsidiary and GVI.

            "Permitted Encumbrances" shall have the meaning set forth in Section 4.7(b).

            "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

            "Plans" shall have the meaning set forth in Section 4.13(a).

            "Purchaser" shall mean Thinking Tools, Inc., a Delaware corporation.

            "Purchaser Common Stock" shall mean the Common Stock, par value $.001 per share, of Purchaser.

            "Purchaser Financial Statements" shall have the meaning set forth in
Section 5.7.

            "Purchaser Preferred Stock" shall mean the Series E Convertible Preferred Stock, par value $.001 per share, of Purchaser, with substantially the designations, powers, preferences and restrictions and limitations set forth on Exhibit B.

            "Purchaser SEC Documents" shall have the meaning set forth in
Section 5.6.

            "Purchaser Shares" shall have the meaning set forth in Section 2.4.

            "Purchaser Subsidiary" shall mean GVI Acquisition Corp., a Delaware corporation.

            "Recent Balance Sheet" shall have the meaning set forth in Section 4.6(a).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Stock Option Plan" shall mean the 2004 Long-Term Incentive Option Plan of Purchaser, in the form attached hereto as Exhibit F, approved by the Board of Directors of Purchaser on or before the Closing and providing for 386,094,320 shares of Common Stock of Purchaser to be reserved for the issuance upon exercise of stock options and other stock-based awards to be issued thereunder to directors, officers, employees and consultants of the Purchaser and/or the Surviving Corporation.


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

            "Stockholder Representative" shall mean GVI Acquisition, LLC, a California limited liability company.

            "Stockholders" shall mean the stockholders of GVI immediately prior to the Effective Time.

            "Subsidiary" shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities or equity securities are more than fifty percent (50%) owned, directly or indirectly, by such specified Person.

            "Surviving Corporation" shall have the meaning set forth in Section 2.1.

      t 12 "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

            "Tax Returns" means any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            "Third Party" shall mean a Person who or which is neither a Party nor an Affiliate of a Party.

            "Transaction Documents" shall mean the Registration Rights Agreement between Purchaser and the Stockholders.

      1.2 References to Dollars. References to dollars or "$" in this Agreement shall mean United States dollars.

2.    THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Purchaser Subsidiary shall be merged with and into GVI as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof. Following the Merger, GVI shall continue as the surviving corporation (the "Surviving Corporation") under its current name and shall continue its existence under the laws of the State of Delaware and the separate existence of Purchaser Subsidiary shall thereupon cease. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without further act or deed, all properties, rights, privileges, powers and franchises of GVI and Purchaser Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of GVI and Purchaser Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.


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

2.2 Consummation of the Merger and Effective Time. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware in the form of Exhibit A to this Agreement (the "Certificate of Merger"), pursuant to Section 251 of the DGCL. The Parties hereto shall take all such other and further actions as may be required by Law to make the Merger effective.

      2.3 Conversion or Cancellation of Shares. The manner of converting or canceling shares of GVI or Purchaser Subsidiary in the Merger shall be as follows. At the Effective Time,

            2.3.1 The shares of GVI's common stock, $.001 par value (the "GVI Shares"), issued and outstanding immediately prior to the Effective Time, other than the GVI Shares held in the treasury of GVI shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the Merger Consideration. All GVI Shares by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist. The holders of certificates representing GVI Shares shall thereafter cease to have any rights with respect to such GVI Shares, except the right to receive the Merger Consideration upon the surrender of such certificates.

            2.3.2 Each GVI Share issued and held in GVI's treasury shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            2.3.3 Each share of Purchaser Subsidiary's common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of the Surviving Corporation's common stock, par value $.001 per share.

            2.3.4 At the Effective Time, each option to purchase shares of GVI Common Stock (the "GVI Options") validly issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall by reason of the Merger and without any action from the holder thereof, be converted into the right to receive options to purchase shares of Purchaser Common Stock under Purchaser's Stock Option Plan (in accordance with this Section 2.3.4), and the GVI Options shall be deemed cancelled. As a result of such conversion, each former holder of GVI Options shall receive options to purchase such number of shares of Purchaser Common Stock set forth next to such holder's name on
Schedule 2 hereto, at the exercise prices set forth on such Schedule.

      2.4 Merger Consideration. The "Merger Consideration" shall mean for each GVI Share, 4.347826 shares of the Purchaser Preferred Stock having the rights and preferences set forth in the Certificate of Designation of Preferred Stock attached hereto as Exhibit B. The shares of the Purchaser Preferred Stock which constitute the Merger Consideration are hereinafter referred to as the "Purchaser Shares."

      2.5 Certificate of Incorporation and By laws. The Certificate of Incorporation and the Bylaws of GVI shall be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      2.6 Directors and Officers. At the Effective Time, the directors and officers of Purchaser and the Surviving Corporation shall be as set forth on
Schedule 2.6.

3.    THE CLOSING.

      3.1 Closing. (a) Unless this Agreement shall have been terminated pursuant to Section 10, a closing of the Merger (the "Closing") will be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, on the date on which the conditions set forth in Sections 6 and 7 shall be satisfied or duly waived (or such other place and date as Purchaser and GVI may agree in writing).

            (b) At the Closing:

                  (1) GVI shall deliver to Purchaser or Purchaser Subsidiary, as applicable, all documents contemplated by Article 6, to the extent not theretofore delivered.

                  (2) Purchaser or Purchaser Subsidiary, as applicable, shall deliver to GVI all documents contemplated by Article 7, to the extent not theretofore delivered.

                  (3) Purchaser shall, subject to Section 3.2.1 below, deliver to the Stockholders certificates representing the Purchaser Shares.

      3.2 Issuance of Purchaser Shares.

            3.2.1 At the Effective Time or as soon as practicable thereafter, upon surrender by the Stockholders of certificates evidencing the GVI Shares, Purchaser shall issue certificates to each Stockholder, registered in the name of such Stockholder and bearing the legends set forth in Section 4.23(d), representing the number of Purchaser Shares to which it is entitled pursuant to
Section 2.4 and such certificates previously evidencing the GVI Shares shall forthwith be cancelled.

            3.2.2 Prior to the Effective Time, Purchaser shall have the right to establish reasonable and/or customary rules, not inconsistent with the terms of this Agreement, for the issuance and delivery of certificates for the Purchaser Shares into which the GVI Shares are converted in the Merger.

      3.3 Exchange of Certificates. If any stock certificate representing Purchaser Shares is to be issued in a name other than that in which the stock certificate (previously representing GVI Shares) surrendered is registered, it shall be a condition of exchange that the stock certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange with a Person other than the registered holder of the stock certificates surrendered or establish to the reasonable satisfaction of Purchaser that such tax has been paid or is not applicable.

4.    REPRESENTATIONS AND WARRANTIES OF GVI.

      GVI represents and warrants to Purchaser and Purchaser Subsidiary as follows:

      4.1 Organization and Good Standing.

            (a) GVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GVI (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification, except with respect to any jurisdiction whereby the failure to be so duly qualified and in good standing will not have a Material Adverse Effect on GVI. Schedule 4.1 sets forth the jurisdictions in which GVI is authorized to do business.

            (b) Complete and correct copies of the certificate of incorporation and bylaws of GVI as currently in effect have been delivered to Purchaser. GVI has no Subsidiaries nor does it own any equity interest in, or control directly or indirectly, any other entity. GVI is not a party to any joint venture or partnership arrangement. Since the date of the Recent Balance Sheet (as defined below), GVI has not assumed by merger, contract, assignment or assumption any liabilities of any other Person.

      4.2 Capitalization of GVI; Title to the GVI Shares.

            (a) The authorized capital stock of GVI consists of 1,000,000 shares of common stock, $.001 par value, of which 230,000 shares (constituting the GVI Shares) are issued and outstanding. All of the GVI Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any Encumbrances. Except for the GVI Options and as set forth on Schedule 4.2(a), there are no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of GVI, whether directly or upon the exercise or conversion of other securities. GVI has previously provided Purchaser with a true and complete list of the prices at which outstanding GVI Options may be exercised, the number of GVI Options outstanding at each such price and the vesting schedule of the GVI Options for each employee or consultant of GVI. There are no outstanding contractual obligations of GVI to repurchase, redeem or otherwise acquire any shares of GVI's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

            (b) Schedule 4.2(b) sets forth (i) the name and address of each Person owning shares of capital stock of GVI and (ii) the certificate number of each certificate evidencing shares of capital stock issued by GVI, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

            (c) Except as set forth on Schedule 4.2(c), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in GVI.

            (d) Each Stockholder owns the GVI Shares of record and beneficially, free and clear of all Encumbrances. The delivery of the certificates representing the GVI Shares in accordance with Section 3.2 in consideration of the payment of the Merger Consideration therefor will transfer record and beneficial ownership of, and good and valid title to, the GVI Shares, free and clear of all Encumbrances.

      4.3 Authority Relative to Agreement. GVI has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party and has taken all action necessary, corporate or otherwise, in order to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions, including, but not limited to, obtaining all required Board of Directors and stockholder approvals. This Agreement has been duly executed and delivered by GVI. Each of this Agreement and the other Transaction Documents constitute valid and binding obligations of GVI, enforceable against GVI and in accordance with their respective terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

      4.4 Absence of Conflict. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Contemplated Transactions will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any agreement, commitment, deed of trust, indenture, lease, mortgage or other instrument to which GVI is a party or by which any of its properties or assets is bound, (ii) the certificate of incorporation or bylaws of GVI or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to GVI or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of GVI under any agreement or commitment to which GVI is a party or by which GVI or its properties or assets may be bound.

      4.5 Consents and Approvals; Effect of Change in Control. Except for the filing of a Certificate of Merger as provided in Section 2.2 and as set forth in
Schedule 4.5, no consent, waiver, registration, certificate, approval, grant, franchise, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to a Contract or other agreement or commitment of GVI) (collectively, the "Approvals"), is required in connection with the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions by GVI, other than Approvals which have already been obtained.

      4.6 Financial Statements.

            (a) GVI has delivered to Purchaser the unaudited balance sheet of GVI as at September 30, 2003 (the "Recent Balance Sheet") and the related unaudited statements of income and retained earnings, and cash flows of GVI for the three-month period then ended, and the audited balance sheet of GVI as at June 30, 2003 and the related audited statements of income and retained earnings, and cash flows of GVI for the twelve-month period then ended, together with the report thereon of Weaver & Tidwell, L.L.P. (collectively, the "Financial Statements"). The Financial Statements were prepared from the respective books and records of GVI, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and fairly present in all material respects the financial position, results of operations and cash flows of GVI as at the respective dates thereof and for the periods therein referred to, subject in the case of the interim financial statements, to the absence of footnotes and for normal, year-end adjustments.

            (b) GVI does not have any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) that were not fully reflected or reserved against in the Recent Balance Sheet, except for non-material liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof. To the knowledge of GVI, the reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and are in accordance with GAAP consistently applied.

            (c) Since the date of the Recent Balance Sheet, there has been no material adverse change in the business, operations, financial condition or prospects of GVI or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect.

            (d) The accounts receivable of GVI reflected in the Recent Balance Sheet constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business. GVI has not received written notice of any counterclaims or setoffs against such accounts receivable for which reserves have not been established in accordance with GAAP. There has been no material adverse change since the date of the Recent Balance Sheet in the amount of accounts receivable or other debts due GVI or the allowances with respect thereto, or accounts payable of GVI, from that reflected in the Recent Balance Sheet.

      4.7 Title to Property; Sufficiency; Encumbrances.

            (a) GVI has never owned any real property or any interest in real property.

            (b) Except as disclosed in Schedule 4.7(b), GVI leases or owns all the properties and assets used in the conduct of its business and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by GVI in the conduct of its business (all such properties, assets and contract rights being the "Assets"). GVI has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. As used herein, "Permitted Encumbrances" means (i) those Encumbrances disclosed in the Financial Statements or the notes thereto; (ii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Recent Balance Sheet; and (iii) those Encumbrances disclosed on Schedule 4.7.

            (c) All the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used.

            (d) Following the consummation of the Contemplated Transactions, the Surviving Corporation will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions. Immediately following the Effective Time, the Surviving Corporation shall own and possess all documents, books, records, agreements and financial data of any sort used by GVI in the conduct of its business.

      4.8 Leased Property. Schedule 4.8 sets forth a true and complete list of each lease under which GVI is a lessee or lessor (each, a "Lease"). GVI has delivered to Purchaser complete and correct copies of each such Lease. Each such Lease is a valid and binding obligation of GVI, enforceable in accordance with its terms, is in full force and effect, and except as set forth on Schedule 4.8, upon consummation of the Contemplated Transactions, will continue to entitle the Surviving Corporation to the use and possession of the property specified in such lease for the purposes for which such property is now being used by GVI.

      4.9 Intellectual Property Rights. GVI owns, or is licensed or otherwise has the valid rights to use, all Intellectual Property used in the conduct of its business. Schedule 4.9 contains an accurate and complete list of all material (a) Intellectual Property owned by GVI, (b) Intellectual Property licensed to GVI, including a list of all Contracts related thereto, (c) licenses granted by GVI to others to use GVI's Intellectual Property, including a list of all Contracts related thereto (in each case excluding licenses available in consumer retail stores or subject to "shrink-wrap" license agreements) (collectively, the "GVI Intellectual Property"). Except as set forth in Schedule 4.9, GVI owns all right, title and interest in and to the Intellectual Property owned by it, free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 4.9, GVI has the sole and exclusive right to use the GVI Intellectual Property licensed to it, and the consummation of the Contemplated Transactions will not alter or impair any such rights. No claims have been asserted by any Person challenging or questioning the validity or effectiveness of any licenses or agreements related to the Intellectual Property licensed by, or licensed to, GVI, and to the knowledge of GVI, there is no valid basis for any such claim. To the knowledge of GVI, the use by GVI of any Intellectual Property owned or licensed to it does not violate or infringe the rights of any Person. To the knowledge of GVI, neither GVI nor any other Person is in default under any license or other agreement relating to any GVI Intellectual Property, and all such licenses and agreements are valid, in full force and effect and enforceable. GVI has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the GVI Intellectual Property. No present or former employee or consultant of GVI owns or has any proprietary, financial or other interest, direct or indirect (other than through ownership of GVI Shares), in whole or in part, in any GVI Intellectual Property. Schedule 4.9 lists all confidentiality and non-disclosure agreements to which GVI is a party.

      4.10 Litigation. There is no action, suit, inquiry, arbitration, proceeding or investigation by or before any court or Governmental Body or arbitration pending or, to the knowledge of GVI, threatened against or involving GVI or the Assets or which questions or challenges the validity of this Agreement or the Contemplated Transactions, and GVI has not received any notice of any event or occurrence which could result in any such action, suit, inquiry, proceeding or investigation nor, to the knowledge of GVI, is there any valid basis for any such action, suit, inquiry, proceeding or investigation.

      4.11 Tax Matters.

            (a) GVI has timely (having regard to all applicable extension periods) filed all federal, state, local and foreign Tax Returns and other Tax reports required to be filed by it, and has timely (having regard to all applicable extension periods) paid all Taxes that have become due and payable, whether or not so shown on any such return or report, except such amounts as are set forth on Schedule 4.11(a) and are being contested diligently and in good faith. GVI has not received any notice of, nor does it have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any Governmental Body that could affect or result in the imposition of an Encumbrance, other than a Permitted Encumbrance, upon the Assets or create any transferee or other liability upon Purchaser.

            (b) Within the past three (3) years, no claim has been made by a Governmental Body of any jurisdiction in which GVI does not file Tax Returns that GVI is or may be subject to taxation by that jurisdiction in respect of the Assets or the business of GVI.

            (c) GVI (i) has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by GVI, (ii) is not aware of any such adjustment or change in accounting method proposed by the Internal Revenue Service, and (iii) does not have an application pending with any Governmental Body requesting permission for any change in accounting method.

            (d) Except as set forth on Schedule 4.11(d), GVI does not have and has not had, either (i) a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or (ii) a business activity in any country other than the United States that would subject it to a Tax in such country that would not apply to a United States person without a business activity in such country.

      4.12 Absence of Certain Changes or Events. Since the date of the Recent Balance Sheet, except as set forth in Schedule 4.12, GVI has conducted its business only in the ordinary course consistent with past practice and has not:

            (a) declared or paid any dividend or made any other payment or distribution in respect of its capital stock;

            (b) purchased, redeemed, issued, sold or otherwise acquired or disposed of, either directly or indirectly, any of its capital stock or reclassified, split or otherwise changed any of its capital stock or granted or entered into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock;

            (c) paid, discharged or satisfied any Encumbrance (other than an Encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), other than a claim, liability or obligation that is a current liability shown on the Recent Balance Sheet or incurred since the date of the Recent Balance Sheet in the ordinary course of business consistent with past practice;

            (d) canceled or compromised any debt or claim, or waived or released any material right, other than adjustments in the ordinary course of business which, in the aggregate, are not material;

            (e) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any of its Assets (real or personal, tangible or intangible) except in the ordinary course of business consistent with past practice.

            (f) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property right, or modified any existing right with respect thereto;

            (g) made or granted any general increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any of GVI's employees (other than individual increases which were generally consistent in amount with GVI's historical practices), or made or granted any increase in the compensation of the officers of GVI, or entered into any employment, severance, bonus or similar agreement with any employee of GVI;

            (h) changed accounting methods other than in accordance with GAAP;

            (i) received any notice of termination of any Contract or suffered any damage, destruction or loss adversely affecting GVI's Assets;

            (j) made any capital expenditures or additions to property, plant or equipment or acquired of any other property or assets (other than raw materials and supplies) at a cost in excess of $25,000 individually or $50,000 in the aggregate;

            (k) incurred or assumed any indebtedness for money borrowed or guarantied any indebtedness or other obligation of another Person;

            (l) suffered any Material Adverse Effect; or

            (m) agreed or otherwise committed, whether in writing or otherwise, to do, or taken any action or omitted to take any action that would result in, any of the foregoing.

      4.13 Employee Benefits; Executive Officers; Labor.

            (a) No employees of GVI are covered by collective bargaining agreements or are members of unions. Schedule 4.13(a) sets forth a true and complete list of (i) all written employment and consulting agreements to which GVI is a party, indicating those which will terminate at the Effective Time; and
(ii) all written executive compensation plans, bonus plans, incentive compensation plans, deferred compensation plans or agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, hospitalization insurance, severance or other employee benefit plans (as defined in Section 3(3) of ERISA) of GVI (the "Plans") providing for benefits for any employees of GVI. There are no other binding plans or commitments of the type referred to in this Section 4.13(a) which are not reduced to writing, and GVI has no agreement or commitment to create any additional such Plan. GVI has no unfunded obligations relating to the Plans. To the extent applicable, the Plans comply in all material respects with ERISA.

            (b) Schedule 4.13(b) includes a true and complete list of all officers or other employees of GVI and the compensation (including bonuses, incentives and similar compensation) received by each. To the knowledge of GVI, no past or present officer or other executive employee of GVI has ever been indicted, tried or convicted of a criminal felony. To the knowledge of GVI, no officer or other employee of GVI is in violation of (a) any material term of any employment agreement, non-disclosure agreement, noncompete agreement or other similar agreement with any previous employer (and to the knowledge of GVI, the employment of such employee by Surviving Corporation, Purchaser or any of their Affiliates will not result in a violation of any such agreement) or (b) any obligation binding on such employee which would prohibit the use of information obtained from such employee which GVI has used.

            (c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will entitle any current or former employee of GVI to severance pay or other similar payment, or accelerate the time of payment or increase the amount of compensation due to any such employee or former employee. To the knowledge of GVI, GVI has no threatened or pending labor disputes with any of its employees.

      4.14 Insurance; Claims. Schedule 4.14 sets forth a true, correct and complete list of all insurance policies of any kind or nature maintained by or on behalf of GVI and relating to its business and/or assets, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. All such insurance policies are in full force and effect, and GVI is not in default with respect to its obligations under any such insurance policy, except with respect to any such default which would not cause a Material Adverse Effect on GVI, and no notice of cancellation or termination has been received with respect to any such policy. GVI has delivered to Purchaser complete and correct copies of such insurance policies (together with all riders and amendments thereto).

      4.15 Contracts and Commitments. Schedule 4.15 contains a true, complete and accurate list of each of the following written, and to GVI's knowledge, oral, contracts, agreements, understandings or other obligations to which GVI is a party or by which any of its assets or properties are bound (together with each of the agreements disclosed on Schedule 4.8, 4.9 and 4.13, a "Contract"):

            (a) all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to GVI of more than $25,000;

            (b) any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

            (c) contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of GVI to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, GVI, or covering indemnification of another Person other than in the ordinary course of business;

            (d) any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

            (e) contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to GVI of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by GVI, without penalty, premium or other liability within 30 days or may involve the payment by or to GVI of more than $25,000;

            (f) license, royalty, franchise, distributorship, dealer, service, sales agency, consulting, advisory, public relations or advertising contracts, agreements, commitments or other obligations;

            (g) contracts, agreements, commitments or other obligations to provide services or facilities by or to GVI or to or by another Person which is not terminable by GVI within 30 days without penalty, premium or other liability or involving payment by GVI or the other Person of more than $25,000;

            (h) all other contracts, agreements, commitments, or other obligations whether or not made in the ordinary course of business which either
(i) may involve the expenditure by GVI of funds in excess of $25,000 per commitment (or under a group of similar commitments), or (ii) are not terminable within 30 days from the date hereof without penalty, premium or other liability, or are otherwise material to GVI;

            (i) contracts, agreements, commitments or other obligations with any Person requiring indemnification by GVI of another Person other than in the ordinary course of business; or

            (j) all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any Stockholder, officer, director, employee or consultant of GVI or any Affiliate or relative thereof.

      4.16 Status of Agreements. All Contracts to which GVI is a party are in full force and effect and constitute valid and binding obligations of GVI and to the knowledge of GVI, are binding on the other parties thereto. There are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by GVI, except with respect to any default that would not cause a Material Adverse Effect on GVI, or any other party thereunder, and GVI has not received notice of any claim by another party to any Contract that GVI is in default thereunder.

      4.17 Compliance with Law.

            (a) Schedule 4.17(a) is a true and complete list of each license, permit, order, authorization or approval of Governmental Bodies ("Licenses") held or obtained by GVI in connection with the business conducted by GVI. The operations of GVI have been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over GVI (collectively "Laws"). GVI has not received any notification of any asserted present or past failure to comply with any such Laws. GVI has all Licenses required for the conduct of GVI's business, other than any such License the failure of which to hold or obtain would not cause a Material Adverse Effect on GVI, and GVI is not in violation of any such License. All such Licenses are in full force and effect and no suspension or cancellation thereof has been threatened.

            (b) To the knowledge of GVI, (i) it is not in violation of any applicable Environmental Law, and (ii) no material expenditures are or will be required in order to comply with any such applicable Environmental Law. No Hazardous Materials are used or have been used, stored, or disposed of by GVI or, to GVI's knowledge, by any other Person on any property owned, leased or used by GVI.

      4.18 Transactions with Related Parties. Except as disclosed in Schedule 4.18, GVI is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were GVI a "Registrant" under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to GVI.

      4.19 Bank Accounts. Schedule 4.19 sets forth a true, correct and complete list of the names and addresses of all banks and other financial institutions in which GVI maintains an account, deposit or safe-deposit box or lockbox account, together with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes.

      4.20 No Guaranties. None of the obligations or liabilities of GVI incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. GVI has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of GVI or any of its Affiliates.

      4.21 Records. The books of account, corporate records and minute books of GVI are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of GVI have been provided to Purchaser.

      4.22 No Brokers or Finders. GVI has not, and its Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

      4.23 Investment Representations.

            (a) For the purpose of this Section 4.23, the term "Purchaser Shares" shall include any securities into which the Purchaser Shares may be exchanged or converted.

            (b) GVI has informed each of the Stockholders (i) that the Purchaser Shares to be issued to such Stockholder pursuant to this Agreement have not been registered for sale under any federal or state securities laws and that such Purchaser Shares are being offered and sold to such Stockholder pursuant to an exemption from registration provided under Section 4(2) of the Securities Act,
(ii) that such Stockholder is acquiring such Purchaser Shares for such Stockholder's own account for investment purposes and without a view to any distribution thereof, (iii) that Purchaser intends to rely on a certificate signed by each Stockholder containing the representations and warranties set forth in Exhibit C hereto for purposes of claiming such exemption, and (iv) that such Stockholder must bear the economic risk of the investment in such Purchaser Shares for an indefinite period of time as such Purchaser Shares cannot be sold unless subsequently registered under such laws or unless an exemption from registration is available.

            (c) Each Stockholder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

            (d) GVI agrees that the certificates evidencing the Purchaser Shares shall bear the following legend:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

      4.24 Tax Reporting. Consistent with the intent of the parties hereto, GVI shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) with respect to all Tax Returns, to the extent consistent with Law.

      4.25 Disclosure. No representations or warranties by GVI in this Agreement and no statement contained in any schedules, exhibits or certificates furnished or to be furnished by GVI or any Stockholder to Purchaser or Purchaser Subsidiary or any of their representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered by GVI or any Stockholder to Purchaser or Purchaser Subsidiary pursuant to this Agreement are or will be true and complete copies of what they purport to be.

      5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER SUBSIDIARY

      Purchaser and Purchaser Subsidiary hereby represent and warrant to GVI as follows:

      5.1 Organization and Good Standing. Each of Purchaser and Purchaser Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except with respect to any jurisdiction whereby the failure to be so duly qualified and in good standing will not have a Material Adverse Effect on Purchaser or Purchaser Subsidiary. Complete and correct copies of the certificate of incorporation and bylaws of Purchaser and Purchaser Subsidiary as currently in effect have been delivered to GVI. Other than Purchaser Subsidiary, Purchaser has no Subsidiaries.

      5.2 Capitalization of Purchaser. (a) The authorized capital stock of Purchaser consists of (i) 20,000,000 shares of common stock, par value $.001 per share, of which 10,204,637 shares are issued and outstanding as of the date hereof, and (ii) 3,000,000 shares of preferred stock, par value $.001 per share, of which (w) 1,148,800 shares have been designated Series A Convertible Preferred Stock of which 1,148,799 are issued and outstanding, (x) 200 shares have been designated Series B Convertible Preferred Stock, all of which are issued and outstanding, (y) 10,000 have been designated Series D Convertible Preferred Stock, all of which are issued and outstanding, and (z) 1,000,000 have been designated Series E Convertible Preferred Stock, none of which are issued and outstanding. Except as set forth on Schedule 5.2(a), there are no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Purchaser, whether directly or upon the exercise or conversion of other securities. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

            (b) All of the issued and outstanding shares of Purchaser Subsidiary are owned by Purchaser. All of the Purchaser Shares to be issued to the Stockholders in the Merger will, as of the Effective Time, be duly authorized and validly issued, fully paid and nonassessable.

      5.3 Authority Relative to Agreement. Each of Purchaser and Purchaser Subsidiary, as applicable, has all requisite power and authority, corporate or otherwise, to execute, deliver and perform their obligations under this Agreement and the Transaction Documents and has taken all action necessary, corporate or otherwise, in order to execute and deliver this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by Purchaser and Purchaser Subsidiary. Each of this Agreement and the other Purchaser Documents constitute valid and binding obligations of Purchaser and Purchaser Subsidiary, as applicable, enforceable against Purchaser and Purchaser Subsidiary in accordance with their respective terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

      5.4 Absence of Conflict. Neither the execution and delivery of this Agreement and the other Documents to which it is a party nor the consummation of the Contemplated Transactions will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any agreement, commitment, deed of trust, indenture, lease, mortgage or other instrument to which Purchaser is a party or by which any of its properties or assets is bound; (ii) the certificate of incorporation or bylaws of Purchaser and Purchaser Subsidiary or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to Purchaser or any of its properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of Purchaser or Purchaser Subsidiary under any agreement or commitment to which Purchaser or Purchaser Subsidiary is a party or by which Purchaser or Purchaser Subsidiary or their respective properties or assets may be bound.

      5.5 No Brokers or Finders. Purchaser and Purchaser Subsidiary have not, nor have any of their officers, directors or employees, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

      5.6 SEC Documents: Financial Statements.

            (a) As of their respective filing dates (i) each quarterly and other report and registration statement (without exhibits) filed by Purchaser with the SEC since January 1, 2002 (the "Purchaser SEC Documents"), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents (the "Purchaser Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of Purchaser and its consolidated subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and certain non-recurring audit adjustments).

            (b) Purchaser does not have any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) that were not fully reflected or reserved against in its recent balance sheet dated as of September 30, 2003 included in the Purchaser Financial Statements (the "Purchaser Balance Sheet"), except for non-material liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof, liabilities and obligations incurred in connection with the Contemplated Transactions, and the Accounting Fees to be paid prior to Closing pursuant to Section 7.9. The reserves reflected in such balance sheet are in accordance with GAAP consistently applied.

            (c) Since the date of the Purchaser Balance Sheet, Purchaser has not had any operations, and there has been no material adverse change in the financial condition or prospects of Purchaser or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect on Purchaser.

      5.7 Litigation. Except as disclosed in the Purchaser SEC Documents or in
Schedule 5.7 hereto, there is no action, suit, inquiry, arbitration, proceeding or investigation by or before any court or Governmental Body or arbitration pending or, to the knowledge of Purchaser, threatened against or involving Purchaser or its assets or which questions or challenges the validity of this Agreement or the Contemplated Transactions, and Purchaser has not received any notice of any event or occurrence which could result in any such action, suit, inquiry, proceeding or investigation nor, to the knowledge of Purchaser, is there any valid basis for any such action, suit, inquiry, proceeding or investigation.

      5.8 Tax Matters. Except as set forth on Schedule 5.8, Purchaser has filed all federal, state, local and foreign Tax Returns and other Tax reports required to be filed by it. Except for Tax payments required to be made by Purchaser with California Governmental Bodies described on Schedule 5.8, Purchaser has paid all Taxes that have become due and payable, whether or not so shown on any such return or report. Except as set forth on Schedule 5.8, Purchaser does not have any knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any Governmental Body that could affect or result in the imposition of a Lien upon the assets of Purchaser or create any transferee or other liability upon Purchaser.

      5.9 Absence of Certain Changes or Events. Since the date of the Purchaser Balance Sheet, except as set forth in Schedule 5.9, Purchaser has not conducted any active business, and has not:

            (a) declared or paid any dividend or made any other payment or distribution in respect of its capital stock;

            (b) purchased, redeemed, issued, sold or otherwise acquired or disposed of, either directly or indirectly, any of its capital stock or reclassified, split or otherwise changed any of its capital stock or granted or entered into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock;

            (c) paid, discharged or satisfied any Encumbrance (other than an Encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), other than a claim, liability or obligation that is a current liability shown on the Purchaser Balance Sheet or incurred since the date of the Purchaser Balance Sheet in the ordinary course of business consistent with past practice;

            (d) canceled or compromised any debt or claim, or waived or released any material right, other than adjustments in the ordinary course of business which, in the aggregate, are not material;

            (e) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any of its assets (real or personal, tangible or intangible) except in the ordinary course of business consistent with past practice.

            (f) made or granted any general increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any of Purchaser's employees (other than individual increases which were generally consistent in amount with Purchaser's historical practices), or made or granted any increase in the compensation of the officers of Purchaser, or entered into any employment, severance, bonus or similar agreement with any employee of Purchaser;

            (g) changed accounting methods other than in accordance with GAAP;

            (h) received any notice of termination of any Contract or suffered any damage, destruction or loss adversely affecting Purchaser's assets;

            (i) incurred or assumed any indebtedness for money borrowed or guarantied any indebtedness or other obligation of another Person;

            (j) suffered any Material Adverse Effect; or

            (k) agreed or otherwise committed, whether in writing or otherwise, to do, or taken any action or omitted to take any action that would result in, any of the foregoing.

      5.10 Employee Benefits; Executive Officers; Labor.

            (a) Except as set forth on Schedule 5.10(a), Purchaser has no employees and is not a party to any written employment or consulting agreements, written executive compensation plans, bonus plans, incentive compensation plans, deferred compensation plans or agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, hospitalization insurance, severance or other employee benefit plans (as defined in Section 3(3) of ERISA) (the "Purchaser Plans") providing for benefits for any employees of Purchaser. There are no other binding plans or commitments of the type referred to in this Section 5.10(a) which are not reduced to writing, and Purchaser has no agreement or commitment to create any additional such Purchaser Plan.

            (b) Schedule 5.10(b) includes a true and complete list of all officers of Purchaser and the compensation (including bonuses, incentives and similar compensation) received by each. To the knowledge of Purchaser, no past or present officer or other executive employee of Purchaser has ever been indicted, tried or convicted of a criminal felony. To the knowledge of Purchaser, no officer or other employee of Purchaser is in violation of (a) any material term of any employment agreement, non-disclosure agreement, noncompete agreement or other similar agreement with any previous employer (and to the knowledge of Purchaser, the employment of such employee by Surviving Corporation or any of its Affiliates will not result in a violation of any such agreement) or (b) any obligation binding on such employee which would prohibit the use of information obtained from such employee which Purchaser has used.

            (c) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will entitle any current or former employee of Purchaser to severance pay or other similar payment, or accelerate the time of payment or increase the amount of compensation due to any such employee or former employee. To the knowledge of Purchaser, it has no threatened or pending labor disputes with any of its employees.

      5.11 Contracts and Commitments. Schedule 5.11 contains a true, complete and accurate list of each of the following written contracts, agreements, understandings or other obligations to which Purchaser is a party or by which any of its assets or properties are bound (together with each of the agreements disclosed on Schedule 5.10, a "Purchaser Contract"):

            (a) all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to Purchaser of more than $25,000;

            (b) any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

            (c) contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of Purchaser to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, Purchaser, or covering indemnification of another Person other than in the ordinary course of business;

            (d) any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

            (e) contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to Purchaser of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by Purchaser, without penalty, premium or other liability within 30 days or may involve the payment by or to Purchaser of more than $25,000;

            (f) license, royalty, franchise, distributorship, dealer, service, sales agency, consulting, advisory, public relations or advertising contracts, agreements, commitments or other obligations;

            (g) contracts, agreements, commitments or other obligations to provide services or facilities by or to Purchaser or to or by another Person which is not terminable by Purchaser within 30 days without penalty, premium or other liability or involving payment by Purchaser or the other Person of more than $25,000;

            (h) all other contracts, agreements, commitments, or other obligations whether or not made in the ordinary course of business which either
(i) may involve the expenditure by Purchaser of funds in excess of $25,000 per commitment (or under a group of similar commitments), or (ii) are not terminable within 30 days from the date hereof without penalty, premium or other liability, or are otherwise material to Purchaser;

            (i) contracts, agreements, commitments or other obligations with any Person requiring indemnification by Purchaser of another Person other than in the ordinary course of business; or

            (j) all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any officer, director, employee or consultant of Purchaser or any Affiliate or relative thereof.

      5.12 Status of Agreements. All Purchaser Contracts to which Purchaser is a party are in full force and effect and constitute valid and binding obligations of Purchaser and to the knowledge of Purchaser, are binding on the other parties thereto. There are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by Purchaser, except with respect to any default that would not cause a Material Adverse Effect on Purchaser, or any other party thereunder, and Purchaser has not received notice of any claim by another party to any Purchaser Contract that Purchaser is in default thereunder.

      5.13 Bank Accounts. Schedule 5.13 sets forth a true, correct and complete list of the names and addresses of all banks and other financial institutions in which Purchaser maintains an account, deposit or safe-deposit box or lockbox account, together with the names of all Persons authorized to draw on such accounts or deposits or to have access to such boxes.

      5.14 No Guaranties. Except as disclosed in the Purchaser SEC Documents,
(i) none of the obligations or liabilities of Purchaser incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person, (ii) Purchaser has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person, and (iii) there are no outstanding letters of credit, surety bonds or similar instruments of Purchaser or any of its Affiliates.

      5.15 Records. The books of account, corporate records and minute books of Purchaser are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books have been provided to GVI.

      5.16 No Brokers or Finders. Purchaser has not, and its Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

      5.17 Tax Reporting. Consistent with the intent of the parties hereto, Purchaser (i) shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) with respect to all Tax Returns, to the extent consistent with Law, and (ii) agrees that this Agreement constitutes a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code, and Purchaser will not, and will cause its Affiliates to not, take any action to treat this Agreement otherwise.

      5.18 Purchaser Subsidiary's Operations. Purchaser Subsidiary was formed solely for the purpose of engaging in the Contemplated Transactions and has not
(i) engaged in any business activities, (ii) conducted any operations other than in connection with the Contemplated Transactions, (iii) incurred any liabilities other than in connection with the Contemplated Transactions or (iv) owned any assets or property.

      5.19 Disclosure. No representations or warranties by Purchaser or Purchaser Subsidiary in this Agreement and no statement contained in any schedules, exhibits or certificates furnished or to be furnished by Purchaser or Purchaser Subsidiary to GVI pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered by Purchaser or Purchaser Subsidiary to GVI pursuant to this Agreement are or will be true and complete copies of what they purport to be.

6.    CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND PURCHASER SUBSIDIARY

      The obligations of Purchaser and Purchaser Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by Purchaser, to the extent permitted by applicable law:

      6.1 Legal Opinion. Purchaser and Purchaser Subsidiary shall have received the opinion of counsel to GVI, dated the Effective Time and addressed to Purchaser and Purchaser Subsidiary, in substantially the form of Exhibit 6.1.

      6.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

      6.3 Representations, Warranties and Agreements. (a) The representations and warranties of GVI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, unless made as of another date, in which case they shall be true and correct in all materials respects as of such date, (b) GVI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Effective Time and (c) Purchaser shall have received a certificate to the foregoing effect signed by an authorized executive officer of GVI.

      6.4 Approvals. All Approvals necessary in connection with the execution, delivery and performance of this Agreement by GVI for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

      6.5 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Material Adverse Effect.

      6.6 Investment Representations Certificate. Each Stockholder shall have delivered to Purchaser a certificate containing investment representations with respect to such Stockholder in the form of Exhibit C hereto.

      6.7 Resignations. The directors of GVI other than those listed on Schedule
2.6 shall have delivered to GVI duly executed resignations as of the Effective Time.

      6.8 Corporate Approval. Prior to the Effective Time, this Agreement, the other Transaction Documents and the Contemplated Transactions shall have been duly approved by the Board of Directors of GVI and the Stockholders of GVI, in accordance with applicable law.

      6.9 Secretary of State Certificates. Purchaser shall have received certificates of the Secretary of State of the State of Delaware with respect to GVI, and of each state in which GVI is qualified to do business as a foreign corporation, as of a recent date, showing GVI to be validly existing and in good standing in the State of Delaware and qualified to do business and in good standing in such other states as a foreign corporation, as the case may be.

      6.10 Secretary's Certificate of GVI. Purchaser shall have received a certificate of the Secretary or Assistant Secretary of GVI certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and Stockholders of GVI, evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, (ii) the names and signatures of the officers of GVI authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) a true and complete copy of the certificate of incorporation and bylaws of GVI.

      6.11 Voting Agreement. The holders of a majority of the GVI Shares shall have entered into a voting agreement in the form of Exhibit G pursuant to which such holders have agreed to vote in favor of, among other matters, the Charter Amendment and the adoption of the Stock Option Plan.

7.    CONDITIONS TO THE OBLIGATIONS OF GVI.

      The obligations of GVI to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by GVI, to the extent permitted by applicable law:

      7.1 Legal Opinion. GVI shall have received the legal opinion of Kronish Lieb Weiner & Hellman LLP, counsel to Purchaser, in substantially the form of
Exhibit 7.1.

      7.2 No Injunction. There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

      7.3 Representations, Warranties and Agreements. (a) The representations and warranties of Purchaser and Purchaser Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, unless made as of another date, in which case they shall be true and correct in all material respects as of such date, (b) Purchaser and Purchaser Subsidiary shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) GVI shall have received a certificate to the foregoing effect signed by an authorized executive officer of Purchaser.

      7.4 Approvals. All Approvals necessary in connection with the execution, delivery and performance of this Agreement by Purchaser and Purchaser Subsidiary or for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

      7.5 Corporate Approval. Prior to the Effective Time, this Agreement, the Purchaser Documents to which it is a party and the Contemplated Transactions shall have been duly approved by the Board of Directors of Purchaser and Purchaser Subsidiary and the stockholder of Purchaser Subsidiary, in accordance with applicable law.

      7.6 Secretary of State Certificates. GVI shall have received certificates of the Secretary of State of the State of Delaware with respect to Purchaser and of each state in which Purchaser is qualified to do business as a foreign corporation as of a recent date, showing Purchaser to be validly existing and in good standing in the State of Delaware and qualified to do business and in good standing in such other states as a foreign corporation, as the case may be.

      7.7 Secretary's Certificate. GVI shall have received certificates of the Secretary or Assistant Secretary of Purchaser and Purchaser Subsidiary certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Purchaser and Purchaser Subsidiary, as applicable, evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, (ii) the names and signatures of the officers of Purchaser and Purchaser Subsidiary, as applicable, authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) a true and complete copy of the certificate of incorporation and bylaws of each of Purchaser and Purchaser Subsidiary.

      7.8 Indebtedness. Indebtedness of Purchaser in excess of $195,000 owed to Europa International, Inc. shall have been converted into equity securities of Purchaser or cancelled, and the remaining $195,000 amount shall be evidenced by a Promissory Note in the form attached hereto as Exhibit E.

      7.9 Accrued Fees. All accrued fees of Purchaser's auditors, including all legal and accounting fees incurred by Purchaser in connection with (a) the audit of Purchaser for the calendar years ended 2001 and 2002 and (b) Purchaser becoming current in its SEC reporting requirements under the Securities Exchange Act, shall have been paid in full by the Purchaser (collectively, the "Accounting Fees").

      7.10 Conversion of Preferred Stock. All issued and outstanding Preferred Stock of Purchaser, other than (i) the Preferred Stock issued as Merger Consideration hereunder, (iii) the Series D Preferred Stock held by Europa International, Inc. which will be converted into Purchaser Common Stock upon filing of the Charter Amendment, (iii) the Purchaser's Series A Preferred Stock which will be converted into Purchaser Common Stock upon filing of the Charter Amendment, and (iv) the Purchaser's Series B Preferred Stock, shall be converted into Common Stock of Purchaser, or otherwise cancelled, and the Purchaser shall take all actions necessary and appropriate to eliminate the existence of any such Preferred Stock from Purchaser's Certificate of Incorporation.

      7.11 Stock Option Plan. Purchaser's Board of Directors shall have (i) adopted and approved the Stock Option Plan, and (ii) recommended the Stock Option Plan for approval by the stockholders of Purchaser.

      7.12 Registration Rights. Purchaser shall have entered into a registration rights agreement in the form of Exhibit D pursuant to which Purchaser shall agree to register (i) the shares of Purchaser Common Stock issuable upon conversion of the Purchaser Shares, and (ii) the shares of Purchaser Common Stock, and shares of Purchaser Common Stock issuable upon conversion of convertible securities, held by Knoll Capital Management, L.P. and its Affiliates.

8.    FURTHER AGREEMENTS OF THE PARTIES.

      8.1 Expenses. The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the Contemplated Transactions, except as otherwise specifically provided Section 10.2 and except that in the event the Merger is consummated, Purchaser shall bear the costs of the fees and expenses of counsel to GVI incurred in connection with the Contemplated Transactions.

      8.2 Access Prior to the Closing. (a) Between the date of this Agreement and the Effective Time, GVI shall as Purchaser may from time to time request with reasonable notice to GVI, (i) give Purchaser and its authorized representatives full and complete access to all properties, personnel, facilities and offices of GVI and to the books and records of GVI (and permit Purchaser to make copies thereof), (ii) permit Purchaser to make inspections thereof, (iii) cause the officers and employees of, and consultants to, GVI to furnish Purchaser with all financial information and operating data and other information with respect to the business and properties of GVI, and to discuss with Purchaser and its authorized representatives the affairs of GVI.

      (b) Between the date of this Agreement and the Effective Time, each of the Parties shall and shall cause their respective Affiliates and officers and directors, and shall use reasonable efforts to cause all their other respective employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other Party, all confidential information of GVI or Purchaser, as the case may be, furnished to Purchaser by GVI or to GVI by Purchaser, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions. If the Closing does not occur (i) such confidence shall be maintained by the Parties and each Party shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other persons in contravention of this Agreement),
(ii) each Party shall and shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to refrain from using any of such confidential information except in connection with this Agreement, and (iii) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party, or their respective representatives.

      8.3 Publicity. Between the date of this Agreement and the Effective Time, except to the extent required by Law, neither Purchaser nor GVI shall, and none of them shall permit any Affiliate to, issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, the Contemplated Transactions without the consent of the other; and in the event any such public announcement, release or disclosure is required by Law, the Parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text.

      8.4 Conduct of Business of GVI. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, GVI shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons having business relations with GVI. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, GVI shall pay accounts payable and pay and perform other obligations of the business of GVI when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and shall not:

            (a) amend its articles or certificate of incorporation or bylaws;

            (b) organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

            (c) enter into any instrument which would constitute a Contract or enter into any material amendment, supplement or waiver in respect of any such Contract;

            (d) incur any severance pay obligation by reason of this Agreement or the Contemplated Transactions;

            (e) grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of GVI's business;

            (f) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

            (g) not take, or permit to be taken, any action which is represented and warranted in Section 4.12 not to have been taken since the Recent Balance Sheet Date;

            (h) promptly advise Purchaser in writing of any Material Adverse Effect with respect to GVI; or

            (i) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

      8.5 Further Assurances. Following the Closing, the Parties shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and in the Transaction Documents and render effective the consummation of the Contemplated Transactions.

      8.6 Amending Schedules. From time to time prior to the Closing, GVI and Purchaser shall promptly supplement or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth in the Schedules hereto. Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, each party shall have a commercially reasonable period of time following receipt of any supplemented or amended Schedules to elect (i) to terminate this Agreement without any further liability to Purchaser or GVI or
(ii) in such non-amending party's sole discretion, to elect to waive such breach and consummate the transactions contemplated by this Agreement.

      8.7 Consents: Regulatory Approval. Each Party will take all such commercially reasonable actions as may be necessary to obtain all Approvals from Persons or Governmental Bodies in order to permit the consummation of the Contemplated Transactions.

      8.8 Charter Amendment.

            (a) As soon as practicable following the Effective Time, but in no event later than twenty (20) business days after such date, Purchaser shall prepare and cause to be filed with the SEC a Proxy Statement and/or Information Statement (together with any amendments or supplements thereto, the "Filing") in connection with the requisite approval and adoption of (i) an amendment to its certificate of incorporation so that Purchaser shall have sufficient shares of unissued Purchaser Common Stock so as to permit the conversion of all of the Purchaser Shares as well as other convertible securities of Purchaser then outstanding (the "Charter Amendment"), and (ii) the Stock Option Plan. The Filing shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Purchaser shall immediately advise the Stockholder Representative if the Filing, including any amendments or supplements thereto, at the time filed with the SEC, or at any other time, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which it is made, not misleading. Purchaser shall respond promptly to any comments of the SEC or its staff with respect thereto and use its best efforts to have the Filing cleared or declared effective by the SEC as soon as practicable after its filing. Purchaser shall also promptly furnish to the Stockholder Representative and its counsel copies of any correspondence received from the SEC.

            (b) As promptly as practicable, Purchaser shall properly prepare and file any other filings required under the Securities Act, the Exchange Act or any other Laws (including, without limitation, state securities and "blue sky" laws) relating to the Charter Amendment and the Stock Option Plan.

            (c) Purchaser shall provide copies of drafts of the Filing to the Stockholder Representative and its counsel at least two (2) business days prior to the date of filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow GVI to review and comment on such documents. Such review shall not be deemed a review by GVI or its counsel as to whether the Purchaser has properly complied with SEC rules or regulations. Prior to the filing of the Filing with the SEC, Purchaser shall consider in good faith any comments made by, or changes requested by, GVI or its counsel.

            (d) As soon as practicable after clearance or declaration of effectiveness by the SEC of the Filing, Purchaser shall take all action necessary in accordance with applicable Laws and its charter, as applicable, to either (i) if the Filing is a Proxy Statement, duly call, give notice of, convene and hold a meeting of its stockholders solely to consider and approve the Charter Amendment and the Stock Option Plan, and following such meeting, if so approved, cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware, or (ii) if the Filing is an Information Statement, cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware.

            (e) Upon filing of the Charter Amendment, Purchaser shall cause all
(i) issued and outstanding shares of Series A Preferred Stock of Purchaser, and
(ii) shares of Series D Preferred Stock of Purchaser of Europa International, Inc., to be converted into Purchaser Common Stock, or otherwise cancelled, and the Purchaser shall take all actions necessary and appropriate to eliminate the existence of any such Preferred Stock from Purchaser's Certificate of Incorporation.

9.    INDEMNIFICATION AND RELATED MATTERS.

      9.1 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless GVI and each of the Stockholders (the "GVI Indemnified Parties"), and shall reimburse the GVI Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of Purchaser and Purchaser Subsidiary in this Agreement or in any certificate delivered by Purchaser and Purchaser Subsidiary to GVI pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Purchaser or Purchaser Subsidiary to perform or comply in any material respect with any agreement in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser or Purchaser Subsidiary (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) Taxes attributable to any transaction or event occurring on or prior to the Closing to the extent such liabilities exceed the amount of the reserve for Taxes accrued on the Recent Balance Sheet, (e) any claim by any Person relating to or arising out of any liabilities reflected on the Purchaser Balance Sheet or with respect to Accounting Fees arising thereafter, excluding liabilities in respect of $195,000 of indebtedness of Purchaser to Europa International, Inc. or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Purchaser, or the actions of Purchaser or any holder of Purchaser capital stock prior to the Effective Time.

      9.2 Survival. All representations, warranties, covenants and agreements of Purchaser and Purchaser Subsidiary contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for the time period set forth in Section 9.3 notwithstanding any investigation conducted with respect thereto. The representations and warranties of GVI contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

      9.3 Time Limitations. Neither Purchaser nor Purchaser Subsidiary shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Effective Time, unless on or before the six-month anniversary of the Effective Time (the "Claims Deadline"), Purchaser is given notice of a claim with respect thereto, in accordance with Section 9.7, specifying the factual basis therefor in reasonable detail to the extent then known by the GVI Indemnified Parties.

      9.4 Limitation on Liability. The obligations to Purchaser and Purchaser Subsidiary to the GVI Indemnified Parties set forth in Section 9.1 shall be subject to the following limitations:

            (a) The aggregate liability of Purchaser and Purchaser Subsidiary to the GVI Indemnified Parties under this Agreement shall not exceed five hundred thousand dollars ($500,000), and shall be payable by the issuance of additional shares of Common Stock to the Stockholders pursuant to Section 9.6.

            (b) Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this Article 9 shall be the sole and exclusive remedy of the GVI Indemnified Parties against Purchaser and Purchaser Subsidiary at law or equity for any matter covered by
Section 9.1.

      9.5 Notice of Claims.

            (a) If, at any time on or prior to the Claims Deadline, GVI Indemnified Parties shall assert a claim for indemnification pursuant to Section 9.1, such GVI Indemnified Parties shall submit to Purchaser a written claim in good faith signed by an authorized officer of GVI or the requisite number of Stockholders under Section 9.7, as applicable, stating: (i) that a GVI Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages (not to exceed $500,000);
(ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional shares of Common Stock to which the Stockholders are entitled with respect to such Damages, which shall be determined as provided in Section 9.6 below. If the claim is for Damages which the GVI Indemnified Parties reasonably believe may be incurred or are otherwise unliquidated, the written claim of the applicable GVI Indemnified Parties shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this
Article 9 in the amount of such estimated Damages, but no distribution of additional shares of Common Stock to the Stockholders pursuant to Section 9.6 below shall be made until such Damages have actually been incurred.

            (b) In the event that any action, suit or proceeding is brought against any GVI Indemnified Party with respect to which Purchaser may have liability under Article 9, the Purchaser shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the GVI Indemnified Party; provided, however, that a GVI Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Purchaser, if representation of the GVI Indemnified Party by counsel retained by Purchaser would be inappropriate because of actual or potential differing interests between Purchaser and the GVI Indemnifying Party. In connection with any action, suit or proceeding subject to Article 9, Purchaser and each GVI Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Purchaser shall not, without the prior written consent of the applicable GVI Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such GVI Indemnified Parties for any liability arising out of such claim or demand.

      9.6 Payment of Damages. In the event that the GVI Indemnified Parties shall be entitled to indemnification pursuant to this Article 9 for actual Damages incurred by them, Purchaser shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Stockholders that number of additional shares of Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages (not to exceed $500,000), by (y) the Fair Market Value per share of the Common Stock as of the date (the "Determination Date") of the submission of the notice of claim to Purchaser pursuant to Section 9.5. Such shares of Common Stock shall be issued to the Stockholders pro rata, in proportion to the number of Purchaser Shares issued (or issuable) to the Stockholders at the Effective Time.

      9.7 Third Party Beneficiaries. The Parties acknowledge and agree that each of the Stockholders are direct beneficiaries with respect to the provisions of this Article 9 and may enforce each of its provisions as if such Stockholders were a Party hereto, provided, however, that no action, claim, notification or other writing of the Stockholders pursuant to this Article 9 shall be valid and binding upon Purchaser or have any force or effect unless such action, claim, notification or writing is executed by Stockholders, or their duly appointed proxies, holding a majority of the GVI Shares immediately prior to the Effective Time.

10.   TERMINATION.

      10.1 Termination Procedures. This Agreement may be terminated before the Effective Time only as follows:

            (a) by written agreement of GVI and the Purchaser at any time;

            (b) by GVI, by notice to Purchaser at any time:

            (c) by Purchaser, by notice to GVI, if (x) satisfaction of any of the conditions to Purchaser's or Purchaser Subsidiary's obligations set forth in
Section 6 becomes impossible, and such condition has not been waived by Purchaser or (y) the Closing has not occurred by April 30, 2004, in either case, other than by the breach or default of Purchaser; or

            (d) by GVI, by notice to Purchaser, if (x) satisfaction of any of the conditions to GVI's obligations set forth in Section 7 becomes impossible, and such condition has not been waived by GVI or (y) the Closing has not occurred by April 30, 2004, in either case other than by the breach or default by GVI.

      10.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 10.1(a) or (d), this Agreement shall terminate without any liability or further obligation of any Party to another, except for the obligations of the Parties under Sections 8.1 and 8.2(b). In the event this Agreement is terminated under Section 10.1(b) or (c) then GVI shall pay Purchaser $75,000 in liquidated damages plus all cost and expenses (including legal and accounting) incurred by Purchaser in connection with the Contemplated Transactions and the negotiation and preparation of this Agreement in an amount not to exceed $110,000.

11.   MISCELLANEOUS.

      11.1 Entire Agreement. This Agreement and the Transaction Documents contain, and are intended as, a complete statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersede any previous agreements and understandings between the Parties with respect to those matters and cannot be changed or terminated orally. No Party makes, and each Party hereby expressly disclaims reliance upon, any representations or warranties with respect to the Contemplated Transactions other than as expressly set forth herein as limited by the exceptions contained in the Schedules hereto or in the other Transaction Documents.

      11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein without giving effect to conflicts of law principles.

      11.3 Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

      11.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other addresses, telex number or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

         If to Purchaser, Purchaser Subsidiary or the Surviving Corporation to:

         Thinking Tools, Inc.
         c/o Knoll Capital Management
         200 Park Avenue, Suite 3900
         New York, New York 10166
         Attention: Moshe Zarmi
         Facsimile No.: (212) 808-7475

         with a copy to:

         Kronish Lieb Weiner & Hellman LLP
         1114 Avenue of the Americas
         New York, New York  10036
         Attention:  Alison Newman, Esq.
         Facsimile No.:  (212) 479-6275

         If to GVI, to:

         GVI Security, Inc.
         1621 West Crosby, Suite 104
         Carrollton, Texas 75006
         Attention:  Thomas Wade
         Facsimile No.: (972) 245-7333

         with a copy to:

         Stubbs Alderton & Markiles, LLP
         15821 Ventura Boulevard Suite 525
         Encino, California 91436
         Attention:  Scott Alderton
         Facsimile No.:  818-444-4501

         If to the Stockholder Representative, to:

         GVI Acquisition, LLC
         3940 Laurel Canyon Blvd.
         Suite 327
         Studio City, California 91604
         Attention:  David Weiner
         Facsimile No.: (818) 385-0869

         with a copy to:

         Stubbs Alderton & Markiles, LLP
         15821 Ventura Boulevard Suite 525
         Encino, California 91436
         Attention:  Scott Alderton
         Facsimile No.:  818-444-4501

      11.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Article 9, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party. No assignment of this Agreement or of any rights or obligations hereunder may be made by the parties and any such attempted assignment shall be void.

      11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.7 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon GVI only if such amendment or waiver is set forth in a writing executed by GVI. The waiver of any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

      11.8 Dispute Resolution. The Parties agree to attempt initially to solve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Purchaser and GVI and the third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any such arbitration shall be entitled to recover from the other party, in addition to any other remedies, all reasonable costs, attorneys' fees and other expenses incurred by such prevailing party.

                  IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date and year first above written.

                                        THINKING TOOLS, INC.

                                        By: /s/ Moshe Zarmi
                                            ------------------------------------
                                            Name:  Moshe Zarmi
                                            Title: President and
                                                   Chief Executive Officer


                                        GVI ACQUISITION CORP.

                                        By: /s/ Moshe Zarmi
                                            ------------------------------------
                                            Name:  Moshe Zarmi
                                            Title: President


                                        GVI SECURITY INC.

                                        By: /s/ Thomas Wade
                                            ------------------------------------
                                            Name:  Thomas Wade
                                            Title: President

                                    EXHIBIT A

                              CERTIFICATE OF MERGER

                                    EXHIBIT B

            CERTIFICATE OF DESIGNATIONS OF PURCHASER PREFERRED STOCK

                                    EXHIBIT C

                        INVESTMENT REPRESENTATION LETTER

                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT E

                             EUROPA PROMISSORY NOTE

                                    EXHIBIT F

                                STOCK OPTION PLAN

                                   SCHEDULE 2

                           NON-QUALIFIED STOCK OPTIONS

Optionee                     Number of Shares     Exercise Price     Expiration Date    Vesting Schedule
--------                     ----------------     --------------     ---------------    ----------------
Thomas Wade                      128,376,360         $.0049            7/22/2013              (1)
Elizabeth Rigby                  18,339,480          $.0049            7/22/2013              (1)
Mike Jones                       9,010,266           $.0049            7/22/2013              (2)
Fernando Tomasiello              9,010,266           $.0049            7/22/2013              (2)
Dean Czjaka                      3,428,685           $.0049            7/22/2013              (2)
Wade Thomas                      2,870,527           $.0049            7/22/2013              (2)
Matt Sabre                       3,428,685           $.0049            7/22/2013              (2)
Ramon Duran                      1,594,737           $.0049            7/22/2013              (2)
Ramon Garcia                     2,870,527           $.0049            7/22/2013              (2)
Chris Woodward                   1,594,737           $.0049            7/22/2013              (2)
John Lagnese                     1,833,948           $.0049            7/22/2013              (2)
Daryl Zernick                    1,036,579           $.0049            7/22/2013              (2)

(1) 50% to vest immediately; 25% to vest on May 22, 2004; and 25% to vest on May 22, 2005.

(2) 25% to vest immediately; 25% to vest on May 22, 2004; 25% to vest on May 22, 2005; and 25% to vest on May 22, 2006.

                                  SCHEDULE 2.6

                             DIRECTORS AND OFFICERS

Purchaser Directors

Fred Knoll
Fred Gluck
Moshe Zarmi

Purchaser Officers

Fred Knoll, Chairman of the Board
Moshe Zarmi, President, Chief Executive Officer and Secretary

Surviving Corporation Directors

Thomas Wade
Shaun Kim
Erik Nilsen
David Weiner

Surviving Corporation Officers

Thomas Wade, Chairman of the Board, President and Chief Executive Officer Elizabeth Rigby, Secretary